Exhibit 10.1

July 25, 2014

Dear Christine,
The Wet Seal, Inc. (the “Company”) is pleased to offer you employment as Executive Vice President and Chief Merchandising Officer, reporting to the Chief Executive Officer, with your start date beginning no later than September 15, 2014.
Should you accept employment with the Company, you will receive a starting bi-weekly base salary of $18,076.92 (26 pay periods per year), which is an annualized rate of $470,000.00. You will also be paid a one-time signing bonus of $10,000.00, payable on the first pay period following your first date of employment with the Company. Should you voluntarily leave the Company within the first twelve (12) months of employment, you agree to reimburse the Company the full amount ($10,000.00) of the sign-on bonus. In addition, you will be eligible to participate in The Wet Seal, Inc. Fiscal 2014 Corporate Incentive Plan with a target of 50% of your base salary. For Fiscal 2014, such participation shall be on a prorated basis.
In addition to your salary, you will also be a participant in the Company’s Long Term Incentive Plan. Such Plan provides an initial equity award based on a target of 50% of your base compensation, as well as the potential for annual grants. Your initial grant shall be provided on a basis of 60% Restricted Stock Units (RSUs) and 40% Premium Options and represent a total target value of $235,000.00 that will vest over a 3-year period as outlined below:
Restricted Stock Units (60%)
On the commencement of your employment (“Grant Date”), you will be granted an award of $141,000.00 of RSUs. The total number of shares will be determined by dividing (i) $141,000 by (ii) the greater of (x) the average closing trading price of the Company’s Class A Common Stock over the thirty (30) calendar days ending on the last trading day prior to the Grant Date (the “30-Day Average Price”) and (y) the closing trading price of the Company’s Class A Common Stock on the Grant Date . The Restricted Stock Units will vest and the risk of forfeiture thereon lapse with respect to one-third (1/3rd) of the total number of shares of Restricted Stock Units initially subject to such award on each anniversary of the Grant Date, such that the Restricted Stock Units will be fully vested on the third (3rd) anniversary of the Grant Date.
Premium Options (40%)
On the Grant Date, you will also be granted an award of a target number of units of premium options with a value of $94,000.00. The exercise price for the premium option units shall be 110% of the closing trading price of the Company’s Class A Common Stock as of the Grant Date. The number of premium option units granted will be will be determined by dividing (i) $94,000 by (ii) the Grant Date value of each premium option unit based on the Black-Scholes option pricing model.
Performance Stock Units
We are also pleased to provide you an additional initial equity award of Performance Stock Units (PSUs) in the amount of $750,000.00, determined by dividing (i) $750,000.00 by (ii) the greater of (x) the 30-Day Average Price and (y) the closing trading price of the Company’s Class A Common Stock on the Grant Date. Each PSU represents the right to receive one Share, subject to the specified performance and time-based vesting requirements listed below:

Time Period	Comparable Sales Percentage Increase Target*	Merchandise Margin
#1 - Q4 2014-FY 15 (5 quarters)	9%	200 basis point improvement versus FY2014
#2 - FY16	+ 15% (sum of the 2 comp sales measures for the first two Time Periods)	200 basis point improvement versus FY2014
#3 - F Y 17	+ 20% (sum of the 3 comp sales measures for the three Time Periods)	200 basis point improvement versus FY2014
*Comp sales targets are cumulative, i.e. if you achieve 10% in the first Time Period and 5% in the second Time Period, you will have achieved the target and be paid out in both years. Or, if you achieve 8% in the first Time Period and 7% in the second Time Period, the previously unearned incentives from the first Time Period will vest upon certification following the second Time Period.
The Compensation Committee of the Board (the “Committee”) will determine whether the Comp Sales Target has been satisfied through certification of management’s calculation of comp stores sales, including ecommerce, for the Wet Seal division, calculated in accordance with past practice. The Committee will determine whether the Merchandise Margin improvement component has been satisfied for the Wet Seal division, calculated in accordance with past practice.
Subject to satisfaction of the specified performance condition, the shares of Performance Stock will vest in three equal installments. Each installment will vest on the date satisfaction of the performance condition is certified by the Compensation Committee, to occur no later than 75 days subsequent to the end of the applicable Time Period. In order to vest with respect to any particular installment, you must remain employed through the day the performance condition is certified by the Compensation Committee.
PSUs that vested based on inaccurate calculations or financial irregularities will be subject to clawback.
The Restricted Stock Units, Premium Options, and Performance Stock Units will be subject in all respects to the terms and conditions of the Company’s 2005 Stock Incentive Plan and the applicable grant documents that you will receive.
The Wet Seal, Inc. operates on a Focal Review cycle. Performance assessments are normally conducted in April of each year and any resulting merit increases may be pro-rated for Fiscal 2014 with such increases being effective on or around June 2015. All incentive plans are subject to change at the discretion of the Company.
You are eligible to participate in the Company’s benefits effective the first day of the month following your start date. In addition, you will be eligible for accrued vacation at the annual rate of 4 weeks.
Employment with the Company (including its parent and affiliated entities) is considered “employment at will”. Either you or the Company may terminate your employment at any time for any reason or no reason, with or without cause or prior notice or warning. This policy of at-will employment may be changed only by a written employment agreement signed by the CEO of the Company that expressly revises, modifies, deletes, or supersedes the policy of at-will employment; it may not be modified by an oral or implied agreement.

In the event of termination of your employment by the Company without cause, you will be a participant in The Wet Seal, Inc. Severance and Change in Control Plan at the level of Executive Vice President, except that the Plan will be amended such that if the Plan otherwise would provide you with accelerated vesting of any portion of the PSU grant, you will instead receive vesting of 1/3rd of your PSU grant, and then only to the extent then unvested.

This offer is contingent upon proper U.S. work authorization, successful completion of all reference checks, background investigation, and the completion of the Company’s standard package of new hire forms (including Confidentiality/Non-Disclosure and Arbitration Agreements).
We look forward to you joining our team, Christine! We are confident that your skills and influence will make a significant difference to the success of the Company! Please sign your acceptance of this employment opportunity below and return it via email to Abby Areinoff at abby.areinoff@wetseal.com.
Sincerely,
/s/ John D. Goodman

John D. Goodman
Chief Executive Officer
The Wet Seal, Inc.

I accept the terms and conditions of this offer letter.

/s/ Christine Lee	July 27, 2014	September 3, 2014
Signature	Date	Start Date